As filed with the Securities and Exchange Commission on November 22, 2023

Registration No. 333-189220
Registration No. 333-189222
Registration No. 333-189223
Registration No. 333-189224
Registration No. 333-205542
Registration No. 333-205543

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189220
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189222
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-189223
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189224
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205542
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205543

UNDER
THE SECURITIES ACT OF 1933

Liberty Global plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation)	98-1112770 (IRS Employer Identification No.)

Griffin House, 161 Hammersmith Road London, United Kingdom (Address of principal executive offices)	W6 8BS (Zip Code)

VIRGIN MEDIA INC. 2010 STOCK INCENTIVE PLAN
LIBERTY GLOBAL, INC. 2005 INCENTIVE PLAN
LIBERTY MEDIA INTERNATIONAL, INC. TRANSITIONAL STOCK ADJUSTMENT PLAN
UNITEDGLOBALCOM, INC. EQUITY INCENTIVE PLAN
STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS OF UGC
LIBERTY GLOBAL 401(k) SAVINGS AND STOCK OWNERSHIP PLAN
AMENDED AND RESTATED VIRGIN MEDIA 2004 STOCK INCENTIVE PLAN (FORMERLY KNOWN AS THE AMENDED AND
RESTATED 2004 NTL STOCK INCENTIVE PLAN)
VIRGIN MEDIA INC. 2006 STOCK INCENTIVE PLAN
VIRGIN MEDIA SHARESAVE PLAN
LIBERTY GLOBAL, INC. 2005 NON-EMPLOYEE DIRECTOR PLAN
LIBERTY GLOBAL 2014 INCENTIVE PLAN
LIBERTY GLOBAL 2014 NONEMPLOYEE DIRECTOR INCENTIVE PLAN
(Full title of the plans)

Bryan H. Hall, Esq.
Executive Vice President, General Counsel and Secretary
Liberty Global plc
Griffin House
161 Hammersmith Road
London, United Kingdom W6 8BS
+44.208.483.6449 or 303.220.6600
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Gillian Emmett Moldowan, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-5356
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer  ☑ Accelerated Filer ☐  Non-Accelerated Filer ☐
Smaller Reporting Company ☐ Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are filed by Liberty Global plc (the “Company”) to remove from registration all Liberty Global Class A ordinary shares, nominal value $0.01 per share (the “LG Class A Shares”), Liberty Global Class B ordinary shares, nominal value $0.01 per share (the “LG Class B Shares”), and Liberty Global Class C ordinary shares, nominal value $0.01 per share (the “LG Class C Shares”), LiLAC Class A ordinary shares, nominal value $0.01 per share (the “LiLAC Class A Shares”), LiLAC Class B ordinary shares, nominal value $0.01 per share (the “LiLAC Class B Shares”), and LiLAC Class C ordinary shares, nominal value $0.01 per share (the “LiLAC Class C Shares”), that were originally registered under the following registration statements on Form S-8 (together, the “Registration Statements”), but remain unissued or unsold under the Registration Statements, respectively:

1.Registration Statement No. 333-189220, registering 8,180,261 LG Class A Shares and 7,679,427 LG Class C Shares issuable under the Company’s Virgin Media Inc. 2010 Stock Incentive Plan, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 10, 2013.
2.Registration Statement No. 333-189222, registering 8,561,891 LG Class A Shares and 8,554,614 LG Class C Shares issuable under the Company’s Liberty Global, Inc. 2005 Incentive Plan, which was filed with the SEC on June 10, 2013.
3.Registration Statement No. 333-189223, registering 5,882,647 LG Class A Shares and 4,760,424 LG Class C Shares issuable under the Company’s Liberty Media International, Inc. Transitional Stock Adjustment Plan, the UnitedGlobalCom, Inc. Equity Incentive Plan, the Stock Option Plan for Non-Employee Directors of UGC, Liberty Global 401(K) Savings and Stock Ownership Plan, the Amended and Restated Virgin Media 2004 Stock Incentive Plan (formerly known as the Amended and Restated 2004 NTL Stock Incentive Plan), the Virgin Media Inc. 2006 Stock Incentive Plan and the Virgin Media Sharesave Plan, which was filed with the SEC on June 10, 2013, as amended by Amendment No. 1 on June 22, 2018.
4.Registration Statement No. 333-189224, registering 469,440 LG Class A Shares, 50,000 LG Class B Shares and 475,190 LG Class C Shares issuable under the Company’s Liberty Global, Inc. 2005 Non-Employee Director Plan, which was filed with the SEC on June 10, 2013
5.Registration Statement No. 333-205542, registering 1,000,000 LiLAC Class A Shares, 500,000 LiLAC Class B Shares and 1,000,000 LiLAC Class C Shares issuable under the Company’s 2014 Incentive Plan, which was filed with the SEC on July 7, 2015.
6.Registration Statement No. 333-205543, registering 50,000 LiLAC Class A Shares, 25,000 LiLAC Class B Shares and 50,000 LiLAC Class C Shares issuable under the Company’s 2014 Nonemployee Director Incentive Plan, which was filed with the SEC on July 7, 2015.

The purpose of these Post-Effective Amendments is to deregister all remaining securities available for issuance under the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

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SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 22nd day of November, 2023.

LIBERTY GLOBAL PLC

By:	/s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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